FORM OF
                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT (this "Agreement") is made as of          , 1997, by
and between FFCA ACQUISITION CORPORATION, a Delaware corporation ("FFCA"), whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255, and SYBRA, INC., a Michigan corporation ("Debtor"), whose address is 8300 Dunwoody Place, Suite 300, Atlanta, Georgia 30350-1296.

                             PRELIMINARY STATEMENT:

      Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in Section 1. Debtor has requested from FFCA, and applied for, the Loan to provide long-term financing for the Premises, and for no other purpose whatsoever. The Loan will be evidenced by the Note and secured by a first priority security interest in the Premises pursuant to the Deed of Trust. FFCA has committed to make the Loan pursuant to the terms and conditions of the Commitment, this Agreement and the other Loan Documents.

                                   AGREEMENT:

      In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

      1. Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

      "Affiliate" means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership or voting securities or otherwise.

      "Closing" shall have the meaning set forth in Section 4.

      "Closing Date" means the date specified as the closing date in Section 4.

      "Code" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

      "Commitment" means that certain Commitment Letter dated July 25, 1997, between FFCA and Debtor, and any amendments or supplements thereto.

      "Counsel" means legal counsel to Debtor licensed in the state in which the Premises are located, and legal counsel to Debtor licensed in the state in which Debtor is incorporated, as selected, in each case, by Debtor and approved by FFCA in its reasonable discretion.

      "Deed of Trust" means the deed of trust or mortgage, assignment of rents and leases, security agreement and fixture filing to be executed for the Premises substantially in the form of

Exhibit C attached to this Agreement.

      "DeMinimis Amounts" means quantities of chemicals and products containing Hazardous Materials in quantities customary and necessary for the intended use of the Premises (including but not limited to cleaning supplies, insecticides, paints, paint removers, toner for copiers, etc.) provided such use, storage or handling of such DeMinimis Amounts of Hazardous Materials are in compliance with Environmental Laws.

      "Environmental Condition" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding the Premises, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Debtor or FFCA by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of Debtor's business and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any person or entity on or off the Premises.

      "Environmental Indemnity Agreement" means that certain Environmental Indemnity Agreement to be executed by Debtor for the benefit of FFCA for the Premises substantially in the form of Exhibit F attached to this Agreement.

      "Environmental Laws" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of Remediation or prevention of Releases or relating to liability for or costs of other actual or threatened danger to human health or the environment. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of the Premises to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity.

      "Equipment Loan" means that certain equipment loan described in the Equipment Loan Agreement.

      "Equipment Loan Agreement" means that certain Equipment Loan Agreement dated as of the date of this Agreement between FFCA and Debtor.

      "Equipment Loan Amount" shall have the meaning set forth in the Equipment Loan Agreement.

      "Event of Default" has the meaning set forth in Section 10.

      "Fee" means an underwriting, site assessment, valuation, processing and commitment fee equal to one percent (1%) of the Loan Amount, which Fee shall be payable as set forth in Section 3.

      "Hazardous Materials" means (a) any toxic substance or hazardous waste, substance or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product;
(c) any other substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," hazardous wastes" or words of similar import under any Environmental Laws.

      "Licensor" means ARBY'S, INC., a Delaware corporation, and its successors.

      "Loan" means the loan described in Section 2. The Loan will be evidenced by the Note and secured by the Deed of Trust.

      "Loan Amount" means the amount set forth in Section 2. The sum of the Loan Amount and the Equipment Loan Amount shall not exceed $1,000,000.00.


      "Loan Documents" means, collectively, this Agreement, the Note, the Deed of Trust, the Environmental Indemnity Agreement, the UCC-1 Financing Statements, the Commitment and all other documents executed in connection therewith or contemplated thereby.

      "Note" means the promissory note substantially in the form of Exhibit B attached to this Agreement to be executed by Debtor in favor of FFCA. The Note will be executed in the Loan Amount.

      "Other Note" or "Other Notes" means, as the context requires, any one or all promissory notes (other than the Note) or debt instruments executed by Debtor and payable to FFCA or any

FFCA Affiliate.

      "Other Property" or "Other Properties" means, as the context requires, any one or all parcels of real estate, owned or leased by Debtor, wherever located (other than the Premises), that are encumbered by one or more deeds of trust, mortgages or other lien instruments in favor of FFCA or any FFCA Affiliate to secure payment of the Other Note or Other Notes.

      "Permitted Exceptions" means real estates taxes, not then due or payable, and such other exceptions to title as may be approved in writing by FFCA in its reasonable discretion.

      "Person" or "Persons" means, as the context requires, any individual, corporation, trust, partnership, limited liability company, unincorporated organization, governmental authority or any other form of entity.

      "Premises" means the parcel or parcels of real estate described in Exhibit A attached hereto, and all rights, privileges and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to such real estate).

      "Release" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

      "Remediation" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.

      "Securitization" shall have the meaning set forth in Section 13.P hereof.

      "Securitized Loan Pool" means any pool or group of loans that are part of any Securitization transaction.

      "Soft Costs" means certain fees, costs and expenses relating to the transaction contemplated by this Agreement, including, without limitation, the cost of title insurance, the reasonable attorneys' fees of Debtor, the cost of surveys, stamp taxes, transfer taxes, and escrow and recording fees, which shall be approved as to category and amount by FFCA in its (i) reasonable discretion to the extent such fees, costs and expenses do not exceed $10,000.00, and (ii) sole discretion to the extent such fees, costs and expenses exceed $10,000.00.

      "Threatened Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Premises which may result from such Release.

      "Title Company" means the title insurance company described in Section 4.

      "UCC-1 Financing Statements" means such UCC-1 Financing Statements as FFCA shall require to be executed and delivered by Debtor.

      2. Transaction. On the terms and subject to the conditions set forth in the Loan Documents, FFCA shall make the Loan. The Loan will be evidenced by the Note and secured by the Deed of Trust. Debtor shall repay the outstanding principal amount of the Loan together with interest thereon in the manner and in accordance with the terms and conditions of the Note and the other Loan Documents. The Note will mature on the twentieth anniversary of the Note. The Loan Amount shall be $803,019.00, inclusive of Soft Costs. The Loan shall be advanced at the Closing in cash or its equivalent subject to any prorations and adjustments required by this Agreement.

      3. Fee. Debtor paid FFCA a portion of the Fee in the amount of $2,000.00 pursuant to the Commitment, and such portion was deemed nonrefundable and fully earned when received. The remainder of the Fee shall be paid at the Closing and shall be deemed nonrefundable and fully earned upon the Closing. The Fee constitutes FFCA's underwriting, valuation, processing and commitment fee. In the event the transaction set forth in this Agreement fails to close due to a breach or default by Debtor under this Agreement, FFCA shall retain the portion of the Fee received by FFCA (without affecting or limiting FFCA's remedies set forth in this Agreement).

      4. Closing. (a) The Loan shall be closed (the "Closing") within 30 days following the satisfaction of all of the terms and conditions contained in this Agreement, but in no event shall the date of the Closing be extended beyond November 26, 1997 (the "Closing Date"), unless such extension shall be approved by FFCA in its sole discretion.

      (b) FFCA has ordered a title insurance commitment for the Premises from Lawyers Title Insurance Corporation or an alternative title company approved by FFCA ("Title Company"). Prior to the Closing Date, the parties hereto shall deposit with Title Company all documents and moneys necessary to comply with their obligations under this Agreement. Title Company shall not cause the transaction to close unless and until it has received written instructions from FFCA to do so. All costs of such transaction shall be borne by Debtor, including, without limitation, FFCA's reasonable and actual in-house site inspection costs and expenses, the cost of the environmental reports to be delivered pursuant to Section 9.E, the reasonable fees and expenses of FFCA's attorneys, the cost of title insurance, the attorneys' fees of Debtor, the cost of the surveys, stamp taxes, transfer fees, escrow and recording fees and reasonable and actual site inspection fees for the Premises. All real and personal property and other applicable taxes and assessments and other charges relating to the Premises which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policy described in Section 9.C, shall be paid by Debtor at or prior to the Closing, and all other taxes and assessments shall be paid by Debtor. The closing documents shall be dated as of the Closing Date.

      Debtor and FFCA hereby employ Title Company to act as escrow agent in connection with this transaction. Debtor and FFCA will deliver to Title Company all documents, pay to Title Company all reasonable sums and do or cause to be done all other things reasonably necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company is authorized to pay, from any funds held by it for FFCA's or Debtor's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of FFCA and Debtor, all charges and obligations payable by them, respectively. Debtor will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Debtor and FFCA or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its reasonable and actual expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by FFCA. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

      5. Representations and Warranties of FFCA. The representations and warranties of FFCA contained in this Section are being made to induce Debtor to enter into this Agreement and consummate the transactions contemplated herein, and Debtor has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. FFCA represents and warrants to Debtor as follows:

           A. Organization of FFCA. FFCA has been duly formed, is validly existing and has taken all necessary action to authorize the execution, delivery and performance by FFCA of this Agreement.

           B. Authority of FFCA. The person who has executed this Agreement on behalf of FFCA is duly authorized so to do.

           C. Enforceability. Upon execution by FFCA, this Agreement shall constitute the legal, valid and binding obligation of FFCA, enforceable against FFCA in accordance with its terms.

           D. Action by FFCA. All necessary corporate action has been taken by FFCA to authorize the execution, delivery and performance of this Agreement by FFCA and of the other documents, instruments and agreements provided for herein by FFCA.

      All representations and warranties of FFCA made in this Agreement shall be and will remain true and complete as of the Closing Date as if made and restated in full as of such date, and shall survive the Closing.

      6. Representations and Warranties of Debtor. The representations and warranties of Debtor contained in this Section are being made to induce FFCA to enter into this Agreement and consummate the transactions contemplated herein, and FFCA has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Debtor represents and warrants to FFCA as follows:

           A. Information and Financial Statements. Debtor has delivered to FFCA financial statements (either audited financial statements or, if Debtor does not have audited financial statements, certified financial statements) and certain other written information concerning its financial condition and the Premises, which financial statements and other written information are true, correct and complete in all material respects; and no material adverse change has occurred with respect to any such financial statements or other written information provided to FFCA since the date of such financial statements and other written information, except as otherwise disclosed in writing to FFCA. Debtor understands that FFCA is relying upon such financial statements and other written information and Debtor represents that such reliance is reasonable. All such financial statements were prepared in all material respects in accordance with generally accepted accounting principles consistently applied and accurately reflect as of the date of such financial statements the financial condition of each individual or entity to which they pertain.

           B. Organization and Authority of Debtor. (1) Debtor is duly incorporated, validly existing and in good standing under the laws of its state of incorporation and qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement and of the other documents, instruments and agreements provided for herein.

           (2) The persons who have executed this Agreement on behalf of Debtor are duly authorized so to do.

           C. Enforceability of Documents. Upon execution by Debtor, the Loan Documents shall constitute the legal, valid and binding obligations of Debtor, enforceable against Debtor in accordance with their respective terms, subject to limitations imposed by law in connection with bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally and general equitable principles.

           D. Litigation. There are no suits, actions, proceedings or investigations pending or, to Debtor's knowledge, threatened against or involving Debtor or the Land before any court, arbitrator, or administrative or governmental body which might reasonably result in any material adverse change in the contemplated business, condition, worth or operations of Debtor or the Premises.

           E. Absence of Breaches or Defaults. Debtor is not, and the authorization, execution, delivery and performance of the Loan Documents by Debtor will not result, in any breach or default under any other document, instrument or agreement to which Debtor is a party or by which Debtor, the Land or any of the property of Debtor is subject or bound, where such breach or default might reasonably be expected to result in a material adverse effect on the business, operations, assets or financial condition of Debtor. The authorization, execution, delivery and performance of this Agreement and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order, where such violation might reasonably be expected to result in a material adverse effect on the business, operations, assets or financial condition of Debtor.

           F. Utilities. At the Closing Date, all utility services and easements necessary for the use and occupancy of the Premises and the operation thereof for their intended purpose are available at the Premises and at the improvements located thereon, including water supply, storm and sanitary sewer facilities, gas, electric and telephone facilities.

           G. Intended Use and Zoning; Compliance With Laws. Debtor intends to use the Premises solely for the operation of a Licensor restaurant, and related ingress, egress and parking, and for no other purposes. Such intended use will not violate any zoning or other governmental requirement applicable to the Premises. The Premises comply in all material respects with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of any governmental agencies, departments, commissions, bureaus, boards or instrumentalities of the United States, the state in which the Premises are located and all political subdivisions thereof, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the Americans With Disabilities Act of 1990, where such failure to so comply might reasonably be expected to result in a material adverse effect on the business, operations, assets or financial condition of Debtor.

           H. Area Development; Wetlands. No condemnation or eminent domain proceedings affecting the Premises have been commenced or, to Debtor's knowledge, are contemplated. To Debtor's knowledge, the area where the Premises are located has not been declared blighted by any governmental authority. To Debtor's knowledge, the Premises and/or the real property bordering the Premises is not designated by any applicable federal, state and/or local governmental authority as a wetlands.

           I. Licenses and Permits; Access. Prior to the Closing Date, Debtor shall have obtained all required licenses and permits, both governmental and private, to use and operate the Premises in the intended manner, where the failure to obtain such licenses and permits might reasonably be expected to result in a material adverse effect on the Premises or on Debtor's ability to use or operate the Premises in the manner set forth in the Loan Documents. There are adequate rights of access to public roads and ways available to the Premises to permit full utilization of the Premises for their intended purposes and all such public roads and ways have been completed and dedicated to public use.

           J. Condition of Premises. As of the Closing Date, the Premises will be in good condition and repair, free from structural defects and well-maintained.

           K. Environmental. To Debtor's knowledge, and except as set forth in Exhibit D attached hereto: (i) no Hazardous Materials have been disposed of or otherwise Released on or about the Premises causing or resulting in an Environmental Condition; (ii) the Premises does not contain Hazardous Materials or underground storage tanks except in compliance with Environmental Laws; (iii) there is no Release migrating to the Premises from adjacent properties that would cause or result in an Environmental Condition; (iv) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Premises; (v) Debtor does not know of, and has not received, any written or oral notice or other communication from any person or entity (including but not limited to a governmental entity) relating to Hazardous Materials or Remediation thereof, of possible liability of any person or entity pursuant to any Environmental Law, other Environmental Conditions in connection with the Premises, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (vi) Debtor has truthfully and fully provided to FFCA, in writing, any and all information relating to Environmental Conditions in, on, under or from the Premises that is known to Debtor and that is contained in Debtor's files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or from the Premises and/or to Environmental Conditions of the Premises.

           L. Title to Premises; First Priority Lien. Upon Closing, title to the Premises will be vested in Debtor, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions. Upon Closing, FFCA shall have a first priority lien on the Premises pursuant to the Deed of Trust and the UCC-1 Financing Statements.

           M. No Other Agreements and Options. Neither Debtor nor the Premises are subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent or hinder FFCA in making the Loan or prevent or hinder Debtor from fulfilling its obligations under this Agreement or the other Loan Documents.

           N. No Mechanics' Liens. Other than Permitted Exceptions, there are no outstanding accounts payable, mechanics' liens, or rights to claim a mechanics' lien in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises; no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Premises or any portion thereof; Debtor shall be responsible for any and all claims for mechanics' liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Premises prior to the Closing Date; Debtor has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Premises except as permitted by the Disbursement Agreement; and (except for mechanic's liens or accounts payable relating to work performed at the Premises pursuant to the express written request of FFCA, the performance of which was not otherwise required under any of the Loan Documents) Debtor shall and does hereby agree to defend, indemnify and forever hold FFCA and FFCA's designees harmless from and against any and all such mechanics' lien claims, accounts payable or other commitments relating to the Premises.

           O. No Reliance. Debtor acknowledges that FFCA is not affiliated with, and has no business relationship with, Licensor, other than landlord/tenant and/or creditor/debtor relationships unrelated to the transaction set forth in this Agreement, and that FFCA did not prepare or assist in the preparation of any of the projected financial information used by Debtor in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement. Furthermore, Debtor acknowledges that it has not relied upon, nor may it hereafter rely upon, the analysis undertaken by FFCA in determining the amount of the Loan, and such analysis will not be made available to Debtor.

           P. Licensor Provisions. Prior to the Closing Date, Debtor will have entered into a license agreement with Licensor for the conduct of business at the Premises. Such license agreement will be in full force and effect, will permit Debtor to operate the Premises as a Licensor restaurant, and will have a term which will not expire before the scheduled maturity date of the Note.

      All representations and warranties of Debtor made in this Agreement shall be and will remain true and complete as of the Closing Date as if made and restated in full as of such Closing Date and shall survive the Closing.

      7. Covenants. Debtor covenants to FFCA from and after the Closing Date as follows:

           A. Inspections. Debtor shall, at all reasonable times upon reasonable notice to

      Debtor (except in cases of emergency), (i) provide FFCA and FFCA's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers (collectively, "FFCA's Representatives") with access to the Premises, all drawings, plans, and specifications for the improvements located on the Premises in possession of Debtor, all engineering reports relating to the Premises in the possession of Debtor, the files and correspondence relating to the ownership of the Premises, and (ii) allow such persons to make such inspections or tests (other than an inspection or test of any Environmental Conditions), copies, and verifications as FFCA considers reasonably necessary; provided, however, that (except as otherwise provided in any of the Loan Documents, including the Environmental Indemnity Agreement) prior to an Event of Default, FFCA may not, without the prior written consent of Debtor, which consent shall not be unreasonably withheld, (aa) seek any information relative to Debtor from any of Debtor's vendors or suppliers (other than Licensor); or (bb) contract with any third parties to make inspections or tests at the Premises. Notwithstanding the foregoing, in the event that FFCA has reason to believe that an Environmental Condition may exist on the Premises, or, upon and following an Event of Default hereunder (after the expiration of any applicable cure or grace periods), if FFCA shall have another reasonable basis for requiring or performing it, FFCA may perform or cause Debtor to perform any environmental site assessment or other investigation of such Environmental Condition in accordance with the terms of the Deed of Trust. In each case, FFCA shall be responsible at its sole cost and expense for restoring the Premises, if applicable, following completion of any such inspection by FFCA and FFCA's Representatives, to substantially the same condition that existed prior to FFCA's inspection. In each case, any inspection of the Premises by FFCA and FFCA's Representatives shall be done in a manner that minimizes the disruption to Debtor's business.

           B. Fixed Charge Coverage Ratio. (i) Fixed Charge Coverage Ratio. Until such time as all of Debtor's obligations under the Note and the Other Notes are paid, satisfied and discharged in full, Debtor shall maintain a Fixed Charge Coverage Ratio at the Premises and at all of the Other Properties of at least 1.3:1, provided that the Note (and the Premises) shall only be included in the Fixed Charge Coverage Ratio determination hereunder if the term of the Note (at the time of a Determination Date, as defined hereinbelow) shall not have reached the first anniversary of the date of such Note (to be counted from the Closing) and if the Note, at the time of a Determination Date, shall not have been placed in a Securitization, and only those Other Notes (and corresponding premises) that have not been placed in a Securitization whose terms thereof (at the time of a Determination Date) shall not have reached the first anniversary of the dates of such Other Notes (to be counted from the date of the closing in the case of a mortgage loan or from the date of the final disbursement in the case of a construction loan under such Other Notes) shall be included in the Fixed Charge Coverage Ratio to be determined pursuant to this Subsection 7.B(i). For purposes of this Subsection 7.B, the term "Fixed Charge Coverage Ratio" shall mean, with respect to the twelve month period of time (a "Twelve Month Period") preceding the date of determination (which date of determination shall be selected by FFCA)(a "Determination Date") the ratio calculated for such Twelve Month Period (a) the sum of Net Income, Debtor's income tax, Interest Expense, all non-cash charges, including, without limitation, Depreciation and Amortization, Debtor's Overhead, Debtor's non-recurring expenses determined in accordance with generally accepted accounting principles and Rent Expenses, less the Management Fee, to (b) the sum of Debtor's corporate debt service (interest and required principal) for such Twelve Month Period (including, without limitation, the FFCA Payments, Ground Lease Expense, and Equipment Payment Amount), Rent Expense and interest and required principal payments under all Capital Leases for such Twelve Month Period. FFCA shall notify Debtor of a Determination Date no later than that date that is 60 days prior to such Determination Date. A Determination Date shall occur no more frequently than once per calendar year, unless FFCA, or an Affiliate of FFCA, and Debtor, or an Affiliate of Debtor, shall have consummated a transaction evidenced by one or more Other Notes since the previous Determination Date; provided, however, that a Determination Date may occur more frequently than once per calendar year if made in connection with a Securitization. For purposes of determining the Fixed Charge Coverage Ratio pursuant to this Subsection 7.B(i) only, a Determination Date shall be no later than that date that is 30 days prior to the anticipated date of a Securitization.

      In calculating the Fixed Charge Coverage Ratio, FFCA shall use actual performance data for such of the Other Properties and the Premises that have been operated for more than four (4) months as of a Determination Date. For such of the Other Properties and the Premises that have been operated for less than four (4) months as of the Determination Date, FFCA shall use pro forma data to calculate the Fixed Charge Coverage Ratio. Notwithstanding the foregoing, a Fixed Charge Coverage Ratio determination made as of Debtor's 1997 fiscal year will be based on a year-to-date performance since there are less than 12 full months of operation from April 30, 1997, the date of Debtor's acquisition by I.C.H. Corporation. Furthermore, FFCA agrees not to exclude the Premises or any of the Other Properties from a Securitization if the Fixed Charge Coverage Ratio calculated, in the aggregate, on the properties that are not to be included in such Securitization will be lower than 1.3:1 as a result of such exclusion.

      For purposes of this Subsection 7.B, the following terms shall be defined as set forth below:

      "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) by Debtor with respect to the Premises and all of the Other Properties, which lease or leases would, in conformity with generally accepted accounting principles consistently applied, be required to be accounted for as a capital lease or capital leases on the balance sheet of Debtor. The term "Capital Lease" shall not include any operating lease.

      "Debt" shall mean as directly related to the Premises and all of the Other Properties and the Twelve Month Period (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or other similar instruments,
(iii) obligations to pay the deferred purchase price of property or services,
(iv) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles consistently applied, recorded as Capital Leases, (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) any other liability required by generally accepted accounting principles to be reported on Debtor's balance sheet.

      "Debtor's Overhead" shall mean all non-store level general and administrative expenses of Debtor on a corporate- and regional-wide basis allocated on a fair and reasonable basis to the Premises and all of the Other Properties consistent with the method of accounting employed by Debtor in preparing Debtor's 1996 audited financial statements and report, including, without limitation, expenses related to automobiles, administrative fees and costs, legal fees and costs, accounting and other professional fees and costs, office supplies, and travel and entertainment costs and expenses.

      "Depreciation and Amortization" shall mean the depreciation and amortization accruing during the Twelve Month Period with respect to the Premises and all of the Other Properties as determined in accordance with generally accepted accounting principles consistently applied.

      "Equipment Payment Amount" shall mean for any Twelve Month Period the sum of all amounts payable during such Twelve Month Period under (i) all equipment leases for equipment located at the Premises and all of the Other Properties, and (ii) all loans secured by equipment located at the Premises and all of the Other Properties.

      "FFCA Payments" shall mean for any Twelve Month Period, the sum of all amounts due and payable under the Note and all of the Other Notes during such Twelve Month Period.

      "Gross Sales" shall mean all sales or other income arising from all business conducted on the Premises and all of the Other Properties during the Twelve Month Period, less sales tax and any amounts received from not-for-profit sales of all non-food items approved for use in connection with promotional campaigns, if any, pursuant to the license agreement with Licensor.

      "Ground Lease Expense" shall mean for any Twelve Month Period, the sum of all amounts payable under any ground lease with respect to the Premises and the Other Properties.

      "Interest Expense" shall mean for any Twelve Month Period, the sum of all interest accrued or which should be accrued in respect of all Debt of Debtor allocable to the

Premises and all of the Other Properties and all business operations thereon during such period (including interest attributable to Capital Leases), as determined in accordance with generally accepted accounting principles consistently applied.

      "Management Fee" shall mean a standardized management fee representing two percent (2%) of Gross Sales relative to the Premises and the Other Properties for any Twelve Month Period.

      "Net Income" shall mean with respect to the Twelve Month Period, the net income or net loss of Debtor allocable to the Premises and all of the Other Properties. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses allocable to such Twelve Month Period,
(ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense and Operating Lease Expense allocable to such Twelve Month Period, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to such Twelve Month Period, as determined in accordance with generally accepted accounting principles consistently applied.

      "Operating Lease Expense" shall mean for any Twelve Month Period, the sum of all amounts payable by Debtor under any operating leases with respect to the Premises and the Other Properties and/or the business operations thereon as determined in accordance with generally accepted accounting principles consistently applied.

      "Rent Expense" shall mean the sum of building and ground Operating Lease Expense, any percentage rents, amounts of capitalized building lease expenses (net of principal and interest) relative to the Premises and the Other Properties, less rent payable on regional and corporate offices and restaurants constituting the Premises and the Other Properties that are not then open and operating for business.

      (ii) Other Arby's Restaurants. Notwithstanding any provision of this Subsection 7.B to the contrary, until such time as all of Debtor's obligations under the Note are paid, satisfied and discharged in full, Debtor shall maintain a Fixed Charge Coverage Ratio of at least 1.3:1 at the Premises, the Other Properties, and all of the parcels of real estate owned or leased by Debtor, wherever located, that are used or operated by Debtor or Debtor's Affiliates (or their respective tenants or subtenants) as a Licensor restaurant (collectively, the "Other Arby's Restaurants). For purposes of determining whether the Fixed Charge Coverage Ratio requirement contained in this Subsection 7.B(ii) has been satisfied, the definitions relating to the Fixed Charge Coverage Ratio shall be deemed to be modified, as applicable, to provide for the calculation of the Fixed Charge Coverage Ratio relative to the Premises, the Other Properties, and to all of the Other Arby's Restaurants rather than a calculation of the Fixed Charge Coverage Ratio for the Premises and all of the Other Properties. For purposes of this Subsection 7.B(ii), the Note (and the Premises) shall be included in the Fixed Charge Coverage Ratio to be determined pursuant to this Subsection 7.B(ii) only if the Note, at the time of a Determination Date, shall have been placed in a Securitization or if the term of the Note shall have reached the first anniversary of the date thereof, and only those Other Notes that have either been placed in a Securitization or whose terms thereof (at the time of a Determination Date) shall have reached the first anniversary of the dates of such Other Notes (to be counted from the date of the closing in the case of a mortgage loan or from the date of the final disbursement in the case of a construction loan under such Other Notes) shall be included in the Fixed Charge Coverage Ratio to be determined pursuant to this Subsection 7.B(ii).

      C. Lost Note. Debtor shall, if the Note or any Other Note is mutilated, destroyed, lost or stolen (a "Lost Note"), promptly deliver to FFCA, upon receipt of an affidavit from FFCA stipulating that such Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as such Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Debtor shall provide fifteen (15) days' prior notice to FFCA before making any payments to third parties (other than the servicer of any Securitized Loan Pool) in connection with a Lost Note.

      8. Transaction Characterization. This Agreement is a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Debtor. It is the intent of the parties hereto that the business relationship created by this Agreement, the Note, the Deed of Trust and the other Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership between Debtor and FFCA, to make them joint venturers, to make Debtor an agent, legal representative, partner, subsidiary or employee of FFCA, nor to make FFCA in any way responsible for the debts, obligations or losses of Debtor.

      9. Conditions of Closing. The obligation of FFCA to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

           A. Title. Title to the Premises shall be vested in Debtor, free of all liens, encumbrances, restrictions, encroachments and easements, except Permitted Exceptions. Upon Closing, FFCA will obtain a valid and perfected first priority lien upon and security interest in the Premises.

           B. Condition of Premises. FFCA shall have inspected and approved the Premises, the Premises shall be in good condition and repair, and the Premises shall have a suitable location, all as determined by FFCA in its sole discretion.

           C. Evidence of Title. FFCA shall have received for the Premises a preliminary title report and irrevocable commitment to insure title by means of a mortgagee's ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing good and marketable title in the Premises in Debtor, committing to insure FFCA's first priority lien upon and security interest in the Premises subject only to Permitted Exceptions and containing such endorsements as FFCA may reasonably require.

           D. Survey. FFCA shall have received a current ALTA survey of the Premises, the form and substance of which shall be satisfactory to FFCA in its sole discretion. Debtor shall have provided FFCA with evidence satisfactory to FFCA that the location of the Premises is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration.

           E. Environmental. FFCA shall have received a Phase I environmental report (and a Phase II environmental report, if necessary, as determined by FFCA in its sole discretion) for the Premises, the form, substance and conclusions of which shall be satisfactory to FFCA in its sole discretion.

           F. Compliance With Representations, Warranties and Covenants; Certification. All obligations of Debtor under this Agreement shall have been fully performed and complied with, and no event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under the Loan Documents, the franchise, license and/or area development agreement with Licensor or any other agreement between or among FFCA, Debtor or Licensor pertaining to the subject matter hereof, and no event shall have occurred or condition shall exist or information shall have been disclosed by Debtor or discovered by FFCA which has had or would have a material adverse effect on the Land or Debtor, as determined by FFCA in its sole and absolute discretion.

           G. Proof of Insurance. Debtor shall have delivered to FFCA copies of insurance policies, showing that all insurance required by the Loan Documents and providing coverage and limits satisfactory to FFCA are in full force and effect.

           H. Opinion of Counsel to Debtor. Debtor shall have caused Counsel to prepare and deliver an opinion substantially in the form and as indicated in the attached Exhibit E.

           I. License Agreement. FFCA shall have received a certificate from Licensor in form and substance reasonably acceptable to FFCA that the license agreement between Debtor and Licensor with respect to the Premises is valid, binding and in full force and effect, with a term that will not expire before the scheduled maturity date of the Note, no events have occurred which could constitute a default under the Loan Documents, and Licensor waives all rights of first refusal set forth in such agreement as to FFCA and its successors and assigns.

           J. Closing of Equipment Loan Agreement. All of the transactions described in the Equipment Loan Agreement shall have closed prior to or concurrently with the Closing of the transaction described in this Agreement.

           K. Closing Documents. At or prior to the Closing Date, FFCA and/or Debtor, as may be appropriate, shall execute and deliver or cause to be executed and delivered to Title Company or FFCA, as may be appropriate, all documents required to be delivered by this Agreement, and such other documents, payments, instruments and certificates, as FFCA may require in form reasonably acceptable to FFCA, including, without limitation, the following:

           (1) Note;
           (2) Deed of Trust;
           (3) Environmental Indemnity Agreement;
           (4) Licensor's Certificate;
           (5) Proof of Insurance;
           (6) Opinion of Counsel to Debtor; and
           (7) UCC-1 Financing Statements.

Upon fulfillment or waiver of all of the above conditions, FFCA shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

      10. Default and Remedies. A. Each of the following shall be deemed an event of default by Debtor (an "Event of Default"):

           (1) If any representation or warranty of Debtor is false in any material respect when made or becomes false in any material respect prior to the Closing Date, or, in the event any such representation or warranty is continuing after the Closing, if any such representation or warranty becomes false in any material respect at any time, or if Debtor renders any written statement to FFCA relative to the Premises, the Loan or the financial condition of Debtor which at the time of such written statement was false in any material respect;

           (2) If any principal, interest or other monetary sum due under the Note, the Deed of Trust or any other Loan Document is not paid within five days after the date when due;

           (3) If Debtor fails to observe or perform any of the other covenants, conditions, or obligations of this Agreement or any other Loan Document within the applicable grace or cure period;

           (4) If Debtor:

               (A) becomes insolvent within the meaning of the Code,

               (B) files or notifies FFCA that it intends to file a petition under the Code,

               (C) initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an "Action"),

               (D) is not generally paying its debts as the same become due, and/or

               (E) becomes the subject of an involuntary petition under the Code or other similar involuntary Action (in which case Debtor shall be required to provide FFCA with immediate notice of the commencement or filing of such involuntary proceeding, petition or Action), and any of the following shall have occurred: (i) the involuntary petition or involuntary Action shall not have been dismissed within sixty (60) days of the date on which it was filed or otherwise commenced, (ii) an order for relief under the Code (or similar order) shall have been entered by the court in the involuntary proceeding, or (iii) the court having jurisdiction over such involuntary proceeding (at Debtor's motion or request for relief) shall not have granted FFCA full and final relief from the automatic stay of
      Section 362 of the Code and from any stay issued under Section 105 of the Code (or any similar stays or injunctions) within sixty (60) days of the filing or commencement of such involuntary petition or involuntary Action so that FFCA is thereafter free to exercise any and all of its rights and remedies under the Loan Documents, and FFCA hereby agrees not to exercise any of its rights or remedies under the Loan Documents until such time as an Event of Default (other than the filing of an involuntary petition under the Code or other similar involuntary Action) shall have occurred;

           (5) If there is an event of default (after the expiration of any applicable grace and cure period) under the Equipment Loan Agreement or a breach or default (after the expiration of any applicable grace and cure period) under any other agreement or instrument, including, without limitation, promissory notes and guaranties, between, among or by (1) Debtor, and, or for the benefit of, (2) FFCA or any corporation, partnership, joint venture, limited liability company, association or other form of entity affiliated with FFCA;

           (6) If any event occurs or condition exists on the Closing Date which constitutes a material breach or default under any of the Loan Documents or any other agreement between Debtor and FFCA pertaining to the subject matter hereof.

           B. If any Event of Default occurs pursuant to subsection A(2) above, FFCA shall not be entitled to exercise its remedies set forth in subsection D below unless and until FFCA shall have given Debtor notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

           C. If any event occurs pursuant to subsection A(3) subsequent to the Closing and does not involve the payment of any monetary sum to FFCA, is not willful, intentional or being contested in good faith in accordance with the terms of the Deed of Trust, does not place any material rights, collateral or property of FFCA in immediate jeopardy in any material respect, and is within the reasonable power of Debtor to promptly cure after receipt of notice thereof, all as determined by FFCA in its reasonable discretion, then such event shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until FFCA shall have given Debtor notice thereof and a period of 30 days shall have elapsed, during which period Debtor may correct or cure such event, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind. If such event cannot reasonably be cured within such 30-day period, as determined by FFCA in its reasonable discretion, and Debtor is diligently pursuing a cure of such event, then Debtor shall have a reasonable period to cure such event, which shall not exceed 90 days after receiving notice of the event from FFCA. If Debtor shall fail to correct or cure such event within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind.

      D. Upon the occurrence of an Event of Default, subject to the limitation set forth in subsection B and C, FFCA shall be entitled to exercise, at its option, concurrently, successively or in any combination, all remedies set forth in the Loan Documents and otherwise available at law or in equity, including without limitation any one or more of the following (provided, however, the remedies set forth in subitem (1) shall only be applicable to any such breach or default occurring prior to the Closing):

               (1) To terminate this Agreement by giving written notice to Debtor, in which case neither party shall have any further obligation or liability, except such liabilities as Debtor may have for such Event of Default;

               (2) To bring an action for damages against Debtor;

               (3) To bring an action to require Debtor specifically to perform its obligations hereunder; and/or

               (4) To recover from Debtor all sums loaned and/or advanced by FFCA to Debtor pursuant to the Loan Documents and all expenses, including attorneys' fees, paid or incurred by FFCA as a result of such Event of Default.

      E. If a default occurs pursuant to subsection A(3) above as a result of the failure of Debtor to maintain the Fixed Charge Coverage Ratio covenants set forth in Subsection 7.B, such default shall not constitute an Event of Default if Debtor, within 30 days from the delivery of a notice from FFCA to Debtor of such failure, at Debtor's election, performs any one of the following:

               (i) Pay the FCCR Amount. Pays to FFCA (without prepayment premium or penalty) the FCCR Amount (as defined below) relative to any one or more of the Other Notes (and/or the Note, if applicable) that cause or contribute to cause the

      Fixed Charge Coverage Ratio to be less than 1.3:1. If Debtor elects to pay the FCCR Amount, promptly after Debtor's payment of the FCCR Amount, Debtor and FFCA agree to execute an amendment to the Note and/or Other Note or Other Notes to which the FCCR Amount relates, as the case may be, in form and substance acceptable to FFCA reducing the principal amount payable to FFCA thereunder and reamortizing the principal amount thereunder over the then remaining term of the Note and/or Other Note or Other Notes, as the case may be. Debtor shall be responsible for the payment of FFCA's out-of-pocket attorneys' fees incurred in connection with the preparation of such amendments. As used herein, the phrase "FCCR Amount" shall mean that sum of money which, when subtracted from the outstanding principal amount of the Note (and/or the Other Note or Other Notes that cause or contribute to cause the Fixed Charge Coverage Ratio to be less than 1.3:1, as the case may be), and assuming the reamortization of the adjusted principal amount of the Note (and/or Other Note or Other Notes, as the case may be) over the then remaining term of the Note (and/or Other Note or Other Notes), will result in an adjusted Fixed Charge Coverage Ratio of at least 1.3:1.

               (ii) Pay the Entire Amount Owing. Pays to FFCA (without prepayment premium or penalty) the entire amount owing under any one or more of the Other Notes (and/or the Note, if applicable) that cause or contribute to cause the Fixed Charge Coverage Ratio to be less than 1.3:1, but only to the extent necessary to achieve a Fixed Charge Coverage Ratio of not less than 1.3:1;

               (iii) Substitution. Delivers to FFCA Debtor's notice of election to substitute (in accordance with this Subsection) the Other Properties (and/or the Premises, if applicable) that cause or contribute to cause the Fixed Charge Coverage Ratio to be less than 1.3:1 with a Substitute Site or Substitute Sites, as the case may be (as those terms are defined below), to serve as FFCA's replacement collateral for repayment of the obligations evidenced by the Other Notes (and/or the Note, if applicable) that are secured by such Other Properties, including the Premises, if applicable, and thereafter performs in the exercise of reasonable diligence all of the duties and obligations of Debtor and satisfies or cause to be satisfied all of the conditions set forth in this Subsection 10.E(iii). For purposes of this Subsection 10.E(iii), the following terms shall have the following meanings:

      "Substitute Site" or "Substitute Sites" means, as the context requires, one or more parcels of real property substituted for the Other Properties and/or the Premises, as applicable, in accordance with the requirements of Subsection 10.E(iii), together with all rights, privileges and appurtenances associated therewith, and buildings, fixtures and other improvements located thereon (whether or not affixed to such real estate).

      "Substitute Site Permitted Exceptions" means real estates taxes, not then due or payable, relating to the Substitute Site, and such other exceptions to title affecting the Substitute Site as may be approved in writing by FFCA in its reasonable discretion.

      1. Conditions. Debtor may substitute a Substitute Site for such of the Other Properties (including the Premises, if applicable) that cause or contribute to cause the Fixed Charge Coverage Ratio to be less than 1.3:1, subject to the restrictions set forth in this Subsection and the fulfillment of the following conditions:


      i. Debtor shall establish a proposed date for the consummation of such substitution and shall provide FFCA with notice of such date at least 45 days before the proposed date of such substitution; provided however, such notice may not be delivered more than 90 days before the date proposed in such notice for the substitution. Consummation of the substitution shall take place no later than the proposed date of such substitution and in the event the substitution is not consummated by such proposed date, an Event of Default shall be deemed to have occurred under this Agreement;

      ii. Debtor shall identify a proposed Substitute Site and the proposed Substitute Site must:

            (1) be improved with a building and other structures and improvements to permit its use and operation as a Licensor restaurant. The building and other improvements must be of good workmanship and in good condition and repair;

            (2) be owned by and vested in Debtor, free and clear of all liens and encumbrances, except the Substitute Site Permitted Exceptions; and

            (3) have a fair market value equal to or greater than the fair market value of the Other Property (or the Premises, if applicable) being substituted as of the date of consummation of the substitution, as such fair market value shall be determined by FFCA in its reasonable discretion.

            iii. Debtor shall have reimbursed FFCA, in addition to all costs applicable to the proposed substitution, for FFCA's third-party and/or in-house site inspectors' reasonable and actual costs and expenses, including reasonable and actual attorneys' fees, with respect to the proposed substitution and Substitute Site;

            iv. FFCA shall have received a preliminary title report and irrevocable commitment (subject only to payment of premium) to insure title by means of a mortgagee's ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the proposed Substitute Site is located) for such proposed Substitute Site issued by a nationally recognized title company acceptable to FFCA, showing good and marketable title in Debtor and committing to insure the lien of FFCA's mortgage or deed of trust, as applicable, as a first-priority lien on the proposed Substitute Site, subject only to the Substitute Site Permitted Exceptions and containing such title endorsements as FFCA may reasonably require;

            v. FFCA shall have received a current ALTA survey of such proposed Substitute Site, the form and substance of which shall be reasonably acceptable to FFCA and to the title company;

            vi. FFCA shall have received a Phase I environmental site assessment performed in accordance with the requirements of ASTM 1527 which is acceptable to FFCA in its discretion (and, if reasonably necessary based on the result of the Phase I report, a Phase II environmental report) with respect to such proposed Substitute Site;

            vii. Debtor shall deliver, or cause to be delivered, opinions of counsel in form and substance reasonably acceptable to FFCA issued by legal counsel reasonably approved by FFCA;

            viii. there shall be no Event of Default (other than Debtor's failure to maintain the Fixed Charge Coverage Ratio which the substitution pursuant to this Subsection 10.E(iii) is intended to cure);

            ix. Debtor shall have executed such documents as are comparable to the Loan Documents, including, without limitation, a loan agreement, a deed of trust, a promissory note, an environmental indemnity agreement, and uniform commercial code financing statements (the "Substitute Documents"), to provide FFCA with a first priority lien on the proposed Substitute Site, subject only to the Substitute Site Permitted Exceptions, and all other rights, remedies and benefits with respect to the proposed Substitute Site, all of which documents shall be in form and substance reasonably satisfactory to FFCA;

            x. the representations, warranties and covenants set forth in the Substitute Documents shall be substantially similar to the representations, warranties and covenants contained in this Agreement relative to the Premises and shall all be true and correct in all material respects as of the date of consummation of the substitution;

            xi. Debtor shall have delivered to FFCA certificates of insurance showing that insurance required by the Substitute Documents is in full force and effect; and

            xii. Debtor shall have entered into (and delivered a copy thereof to FFCA) a license agreement with Licensor for the conduct of Debtor's business at the Substitute Site that will permit Debtor to operate a Licensor restaurant at the Substitute Site having a term that will not expire before the scheduled maturity date of the promissory note associated with the Substitute Site.

            FFCA shall order the uniform commercial code financing statement searches, title commitment, ALTA survey and Phase I environmental report described above, and, upon receipt of such items, FFCA agrees to exercise reasonable diligence in completing its review and analysis of the proposed Substitute Site.

            2. Effect of Substitution. Upon satisfaction of the foregoing conditions with respect to a proposed Substitute Site:

               i. the Substitute Site shall be deemed substituted for the Other Property (or the Premises, if applicable) that is being replaced;

               ii. the Substitute Documents shall be dated as of the date of consummation of the substitution; and

               iii. FFCA will release, or cause to be released, the Deed of
                    Trust encumbering the substituted Other Property (or the Premises, if applicable) and promptly deliver documents, including, without limitation, UCC-3 termination statements, reasonably requested by Debtor to effect such release.

      3. Costs. Debtor shall be solely responsible for the payment of all reasonable and actual costs and expenses relating to any substitution contemplated by this Subsection (whether incurred by Debtor or FFCA) at or prior to the consummation of such substitution (and regardless of whether consummation of such substitution occurs).

            (iv) Sale-Leaseback Transaction. Pays to FFCA (without prepayment premium or penalty) the entire amount owing under any one or more of the Other Notes (and/or the Note, if applicable) that are secured by such of the Other Properties (including the Premises, if applicable) that cause or contribute to cause the Fixed Charge Coverage Ratio to be less than 1.3:1, but only to the extent necessary to achieve an Fixed Charge Coverage Ratio of not less than 1.3:1, and enters into a sale-leaseback transaction with FFCA, as buyer and lessor, and Debtor, as seller and lessee, relative to such Other Properties (including the Premises, if applicable), all on terms and conditions (including written documentation) acceptable to Debtor and FFCA; or

            (v) Escrow Account. Deposits into an interest-bearing, federally insured escrow account (reasonably acceptable to FFCA) established by Debtor at Debtor's sole cost with a title or escrow company acceptable to FFCA an amount in cash such that the interest income thereon (less all escrow fees, costs and expenses) will be sufficient in amount to cause the Fixed Charge Coverage Ratio for the next period of determination to be equal to or greater than 1.3:1 based upon the current Fixed Charge Coverage Ratio calculation. The funds in such escrow account shall, upon their deposit therein, be pledged to FFCA (with such pledge being a first-priority perfected lien and security interest in favor of FFCA) to secure payment of all loans made by FFCA or an FFCA Affiliate to Debtor or an Affiliate of Debtor, including, without limitation, the Loan, as FFCA shall determine in FFCA's sole discretion, pursuant to a pledge agreement or similar agreement in form and substance acceptable to FFCA in its sole discretion. Debtor agrees to execute and deliver (and cause escrow agent to execute and deliver) such other documents and agreements as are reasonably necessary to perfect FFCA's lien and security interest in such escrow account and funds. The funds in the escrow account shall be released to Debtor no later than 10 days after Debtor demonstrates to FFCA's reasonable satisfaction that the Fixed Charge Coverage Ratio (calculated without taking into account the funds in the escrow account) for the next period of determination is no less than 1.3:1. In the event the Fixed Charge Coverage Ratio for the next period of determination is less than 1.3:1, the funds in the escrow account shall be released to FFCA for application in accordance with either Subsection 10.E(i) or 10.E(ii), in order to cure Debtor's failure to maintain the Fixed Charge Coverage Ratio, as FFCA shall determine in its reasonable discretion, and in such event, Debtor agrees to authorize and instruct the escrow agent to immediately release and pay the funds to FFCA in accordance with this Subsection. In no event shall Debtor be required to maintain funds in the escrow account in excess of the outstanding aggregate principal balance of the loans made by FFCA or its Affiliate to Debtor or its Affiliate, including, without limitation, the Loan.

      Without limiting any of the foregoing provisions, Debtor agrees that, in the event more than one of the Other Properties (and/or the Premises, if applicable) causes or contributes to cause the Fixed Charge Coverage Ratio to be less than 1.3:1, Debtor will select and identify (for purposes of performing Debtor's duties and obligations in accordance with Subsections 10.E(i), 10.E(ii), 10.E(iii) and/or 10.E(iv)) that Other Property or those Other Properties (including the Premises, if applicable) whose Fixed Charge Coverage Ratio, calculated on an individual store/restaurant basis, is or are, as the case may be, most significantly below (or less than) 1.3:1.

      11. Assignments. A. FFCA may assign in whole or in part its rights under this Agreement, including, without limitation, any Transfer, Participation and/or Securitization (all as defined in Section 13.P hereof). In the event of any unconditional assignment of FFCA's entire right and interest hereunder, and execution and delivery to Debtor of an assumption of FFCA's duties and obligations hereunder by such assignee, FFCA shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of FFCA contained herein.

      B. Debtor shall not, without the prior written consent of FFCA, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Premises (other than the Permitted Exceptions and except, subsequent to the Closing, as expressly permitted by the Deed of Trust), any of Debtor's rights under this Agreement or any interest in Debtor, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise, except, subsequent to the Closing, as expressly permitted by the Deed of Trust.

      12. Indemnity. Debtor agrees to indemnify, hold harmless and defend FFCA and its directors, officers, shareholders, employees, successors, assigns, agents, contractors, subcontractors, affiliates, and trustees, as applicable (collectively, the "Indemnified Parties"), from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of an Environmental Condition and/or a breach of any of the representations, warranties, covenants, agreements or obligations of Debtor set forth in this Agreement and the Development Documents, except to the extent such liability, loss, cost, claim, damages and expenses arise as a result of the gross negligence or willful misconduct of an Indemnified Party. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any engineering, governmental inspection and reasonable attorneys' fees and expenses that the Indemnified Parties may incur by reason of any representation set forth in this Agreement being false, or by reason of any investigation or claim of any governmental agency in connection therewith.

      13. Miscellaneous Provisions.

          A. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile followed by a copy sent by mail in accordance with clause (iv) hereof, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, postage prepaid, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or (d) the fifth business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested, postage prepaid. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

            If to Debtor:     Sybra, Inc.
                              8300 Dunwoody Place, Suite 300
                              Atlanta, Georgia 30350-1296
                              Attention: President
                              Telephone: (770) 587-0290
                              Telecopy: (770) 594-7044

            With a copy to:   Robert H. Drechsler, Esq.
                              Pryor, Cashman, Sherman & Flynn
                              410 Park Avenue
                              New York, New York 10016
                              Telephone: (212) 421-4100
                              Telecopy: (212) 326-0806

            If to FFCA:       Robin L. Roach
                              Senior Vice President, Corporate Finance
                              FFCA Acquisition Corporation
                              17207 North Perimeter Drive
                              Scottsdale, Arizona 85255
                              Telephone:  (602) 585-4500
                              Telecopy:   (602) 585-2228

            With a copy to:   Dennis L. Ruben, Esq.
                              Executive Vice President and General Counsel
                              FFCA Acquisition Corporation
                              17207 North Perimeter Drive
                              Scottsdale, Arizona 85255
                              Telephone:  (602) 585-4500
                              Telecopy:   (602) 585-2226

          B. Real Estate Commission. FFCA and Debtor represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement (other than a real estate broker, agent or finder employed by Debtor ("Debtor's Broker") pursuant to a written agreement between Debtor and Debtor's Broker. Debtor shall be solely responsible for payment of any and all commissions, charges and fees owing to Debtor's Broker). FFCA and Debtor shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section, and Debtor shall indemnify and hold FFCA and the Premises harmless from and against any costs, claims or expenses arising out of any commission, charge, fee or other amounts owing to Debtor's Broker.

          C. Waiver and Amendment. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion unless otherwise specifically stated therein.

          D. Captions. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

          E. Liability. (i) Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by FFCA, that (i) there shall be absolutely no personal liability on the part of any shareholder, director, officer or employee of FFCA, with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents, (ii) Debtor waives all claims, demands and causes of action against FFCA's officers, directors, employees and agents in the event of any breach by FFCA of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by FFCA and
      (iii) Debtor shall look solely to the assets of FFCA for the satisfaction of each and every remedy of Debtor in the event of any breach by FFCA of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by FFCA, such exculpation of liability to be absolute and without any exception whatsoever.

          (ii) Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Debtor, that (i) there shall be absolutely no personal liability on the part of any shareholder, director, officer or employee of Debtor, with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents (other than liability arising out of the gross negligence or wilful misconduct of any shareholder, director, officer or employee of Debtor), (ii) FFCA waives all claims, demands and causes of action against Debtor's officers, directors, employees and agents in the event of any breach by Debtor of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Debtor (other than claims, demands and causes of action arising out of the gross negligence or wilful misconduct of any shareholder, director, officer or employee of Debtor), and (iii) FFCA shall look solely to the assets of Debtor for the satisfaction of each and every remedy of FFCA in the event of any breach by Debtor of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Debtor (except as otherwise provided in this subsection 13.E(ii) with respect to liabilities, claims, demands and causes of action arising out of the gross negligence or wilful misconduct of any shareholder, director, officer or employee of Debtor), such exculpation of liability to be absolute and without any exception whatsoever. Nothing in this subsection 13.E(ii) or elsewhere in the Loan Documents shall limit, restrict or impair FFCA's rights to look to any and all assets of Debtor for the satisfaction of each and every remedy of FFCA in the event of any breach by Debtor of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Debtor.

          F. Severability. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

          G. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Debtor and FFCA were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

          H. Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary to carry out the intentions expressed in this Agreement.

          I. Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover its reasonable and actual attorneys' fees and other costs in addition to any other relief to which it may be entitled. References in this Agreement to the attorneys' fees and/or costs of FFCA shall mean only the fees and costs of independent outside counsel retained by FFCA with respect to this transaction and not the fees and costs of FFCA's in-house counsel incurred in connection with this transaction.

          J. Entire Agreement. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Debtor and FFCA with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Debtor and FFCA, the Commitment shall be deemed null and void and of no further force and effect (with respect to the Premises only) and the terms and conditions of this Agreement shall control notwithstanding that such terms may be inconsistent with or vary from those set forth in the Commitment.

          K. Forum Selection; Jurisdiction; Venue; Choice of Law. Debtor acknowledges that this Agreement was substantially negotiated in the State of Arizona, the Agreement was signed by FFCA in the State of Arizona and delivered by Debtor in the State of Arizona, all payments under the Note will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Debtor consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Debtor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Arizona. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions hereof, then, as to those provisions only, the laws of the states where the Premises are located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of FFCA to commence any proceeding in the federal or state courts located in the states in which the Premises are located to the extent FFCA deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

          L. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

          M. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Debtor and FFCA and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

          N. Survival. Except for the conditions of Closing set forth in Sections 2 and 9, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Debtor and FFCA set forth in this Agreement shall survive the Closing.

          O. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM FFCA WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY DEBTOR AGAINST FFCA OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY DEBTOR OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

          P. Transfers, Participations and Securitization. A material inducement to FFCA's willingness to complete the transactions contemplated by the Loan Documents is Debtor's agreement that FFCA may, at any time, sell, transfer or assign the Note, the Deed of Trust and the other Loan Documents, and any or all servicing rights with respect thereto (each, a "Transfer"), or grant participations therein (each, a "Participation"), or complete an asset securitization vehicle selected by FFCA, in accordance with all requirements which may be imposed by the investors or the rating agencies involved in such securitized financing transaction, as selected by FFCA, or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust (each, a "Securitization").

          Debtor agrees to reasonably cooperate in good faith with FFCA in connection with any Transfer, Participation and/or Securitization, including, without limitation, (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to Debtor by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or the Securitization, as applicable; provided, however, Debtor shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfers, Participations or Securitization, so long as such amendments would not have a material adverse effect upon Debtor or the transactions contemplated hereunder or make any of the covenants of Debtor or repayment terms contained in any of the Loan Documents more burdensome on Debtor.

          Debtor consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Premises or the financial condition of Debtor, to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable. FFCA shall pay the reasonable and customary out-of-pocket expenses incurred in connection with the performance of the obligations under this Section.

      IN WITNESS WHEREOF, Debtor and FFCA have entered into this Agreement as of the date first above written.

                                    FFCA:

                                    FFCA ACQUISITION CORPORATION,
                                    a Delaware corporation

                                    By:_________________________________________
                                    Name:   Robin L. Roach
                                    Its:    Senior Vice President
                                            Corporate Finance


                                    DEBTOR:

                                    SYBRA, INC., a Michigan corporation


By:__________________________________________

Name:________________________________________

Its:_________________________________________

STATE OF ARIZONA        ]
                        ] SS.
COUNTY OF MARICOPA      ]

      The foregoing instrument was acknowledged before me on             , 1997,
by Robin L. Roach, Senior Vice President, Corporate Finance of FFCA Acquisition Corporation, a Delaware corporation, on behalf of the corporation.


                                  ----------------------------------------------
                                  Notary Public

My Commission Expires:

-----------------------------

STATE OF                ]
                        ] SS.
COUNTY OF               ]

      The foregoing instrument was acknowledged before me on          , 1997, by
_______________________________________, the ___________________________ of
SYBRA, INC., a Michigan corporation, on behalf of the corporation.


                                  ----------------------------------------------
                                  Notary Public

My Commission Expires:

-----------------------------

                                   EXHIBIT A

                            DESCRIPTION OF PREMISES

                                   EXHIBIT B

                                     NOTE

                                   EXHIBIT C

                                 DEED OF TRUST

                                   EXHIBIT D

                           ENVIRONMENTAL DISCLOSURE

                                   EXHIBIT E

                                    OPINION

                                   EXHIBIT F

                       ENVIRONMENTAL INDEMNITY AGREEMENT